        Exhibit 10(xx)

DIRECTORS' DEFERRED FEE PLAN
        OF
        NORFOLK SOUTHERN CORPORATION

        (Effective June 1, 1982)
        Last Amended December 1, 2019

        PURPOSE

        The Directors' Deferred Fee Plan (the "Plan") as adopted and approved by the Board of Directors (the "Board") of Norfolk Southern Corporation ("NS"), effective June 1, 1982, and as last amended effective December 1, 2019, makes available to NS directors a deferral election with respect to the directors' annual compensation and fees to provide for retirement and death benefits and thereby facilitate individual financial planning.

SECTION 1. ADMINISTRATION

        The Plan Administrator shall be the Board. The Board shall from time to time adopt rules and regulations determined to be necessary to ensure the effective implementation of the Plan. The Board shall have the power to interpret the Plan, to supervise the maintenance of the deferred memorandum accounts of participants in the Plan and the method of distribution of those amounts credited to the deferred memorandum accounts pursuant to Section 4.

SECTION 2. ELIGIBILITY

        Each NS director who is not an employee of NS (a “Non-Employee Director”) shall be eligible to be a participant in the Plan.

SECTION 3. DEFERRED COMPENSATION

        A Non-Employee Director may elect to have all or a specified part of the annual compensation and fees earned for service on the Board credited to a deferred memorandum account established pursuant to Section 4. The Non-Employee Director making such an election (the "Participant") shall do so by filing with the Corporate Secretary on or before the date specified by the Plan Administrator (the “Election Deadline”) an election on a form prescribed by the Corporate Secretary for the purpose of specifying the percentage of compensation and fees to be deferred and the distribution option under Section 6(b).

        If the Participant was a Non-Employee Director on December 31 preceding the calendar year for which the compensation and fees to be deferred are earned, in no event shall the Election Deadline be later than such December 31.  The election shall apply only to compensation and fees earned for services performed in the calendar year commencing after the Election Deadline.

        If the Participant either is elected to fill a vacancy on the Board or is elected at the annual meeting of shareholders, and the Participant was not a Non-Employee Director on the last day of the year preceding that Participant’s election, in no event shall the Election Deadline be later than the end of the 30-day period following such Participant’s first day of eligibility to participate in the Plan. The election shall apply only for the calendar year of the election, and only to compensation and fees earned for services performed after the election.
        The Participant’s deferral election and distribution election in effect on the Election Deadline shall be irrevocable for the calendar year following the Election Deadline (or for the portion of the calendar year following the election, in the case of an election made during the initial 30-day period of participation in the Plan). Until a Non-Employee Director makes a deferral election, the Non-Employee Director shall be deemed to have elected to receive the entire compensation and fees in cash.

SECTION 4. DEFERRED MEMORANDUM ACCOUNT

        The amount of a Participant's annual compensation and fees which, pursuant to Section 3, the Participant has elected to receive on a deferred basis shall by appropriate bookkeeping entries be credited to that Participant's deferred memorandum fixed interest or variable earnings accounts (the "Accounts") in accordance with the Plan terms and the Participant’s investment election applicable to such deferral.

        The Board shall have the right to delegate to NS' chief financial officer the responsibility for supervising the maintenance of the Participants' respective Accounts and, subject to Section 6, the method of distribution of the amounts credited to the Accounts. In addition, the Board shall have the right to delegate to NS’ chief financial officer the responsibility to select Hypothetical Investment Options, subject to subsection (b) of this Section, made available to Participants solely for the purpose of valuing deferrals in the Variable Earnings Accounts.

        The Accounts shall be utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Accounts shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for ERISA or Internal Revenue Code (“Code”) purposes and, moreover, contingent amounts credited thereto shall not be considered plan assets for ERISA purposes. The Accounts merely provide a record of the bookkeeping entries relating to the contingent benefits that NS intends to provide to the Participant and thus reflect a mere unsecured promise to pay such amounts in the future.

        (a) Fixed Interest Account. Amounts deferred before January 1, 2001, shall be credited to a Participant’s Fixed Interest Account as provided in this subsection. Unless otherwise stated herein or determined by the Board, each Participant's Account shall also be credited at the end of each quarter by appropriate bookkeeping entries with an amount equivalent to interest ("Interest") on the amount credited to the Participant's Fixed Interest Account at the beginning of the quarter at a rate determined by the Participant's age at the time the deferral is made. For purposes of determining the appropriate rates, a deferral is deemed to occur when the compensation and fees would otherwise have been paid. Amounts deferred on or after January 1, 1994, shall accrue Interest based on the Participant's age at the time of deferral at the rates set forth below:

           Age   Rate

             Under 45    7%
             45-54 10%
           55-60 11%
     Over 60 12%
        Amounts deferred on or after January 1, 1992, and prior to January 1, 1994, shall accrue Interest based on the Participant's age at the time of deferral at the rates set forth below:

           Age   Rate

             Under 45   13%
            45-54     14%
            55-60   15%
     Over 60   16%

        Amounts deferred on or after January 1, 1987, and prior to January 1, 1992, shall accrue Interest based on the Participant's age at the time of deferral at the rates set forth below:

           Age   Rate

             Under 45   15%
             45-54 16%
            55-60 17%
           Over 60 18%

        Amounts deferred under the Plan prior to January 1, 1987, shall accrue Interest at a rate determined by the Participant's age on January 1, 1987, as if such amounts had been deferred on January 1, 1987. Interest on each deferral shall continue to accrue at the rate determined by the Participant's age at the time the deferral is made until all benefits payable hereunder have been distributed to, or with respect to, the Participant.

        (b) Variable Earnings Account. Amounts deferred on or after January 1, 2001, shall be credited to a Participant’s Variable Earnings Account as provided in this subsection. Investment funds or benchmarks shall be selected from time to time by the Plan Administrator or its designee (as provided in this Section) and made available to Participants solely for the purpose of valuing deferrals. Such funds or benchmarks shall be referred to as “Hypothetical Investment Options.”

Unless otherwise stated herein or determined by the Board of Directors, an amount equivalent to earnings or losses (“Earnings”) shall accrue on or be deducted from all deferrals, beginning when the compensation and fees would otherwise have been paid, in accordance with the Participant’s selection of Hypothetical Investment Options. Earnings shall be determined based upon the Hypothetical Investment Option(s) elected by the Participant. If a Participant does not elect Hypothetical Investment Options for the deferrals, then Earnings shall be determined based on such Hypothetical Investment Options as may be designated by the Plan Administrator to apply in the absence of an election. Participants will be required to elect a Hypothetical Investment Option(s) at the time a deferral election is made for amounts deferred on or after January 1, 2001, and such investment election will apply to all subsequent deferrals until the Participant changes such election. Participants will be permitted at any time prior to the complete pay out of their Variable Earnings Account balance to elect to change their Hypothetical Investment Option(s) with respect to all or part of their Variable Earnings Account balances effective as soon as practicable following such election. The procedure for electing to change a Hypothetical Investment Option(s) will be established by the Plan Administrator. An election to change a Hypothetical Investment Option for part of a Variable Earnings Account balance must be made in increments of 1% of the Variable Earnings Account balance or a specified dollar amount.

        While a Participant’s Accounts do not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s Variable Earnings Account shall be adjusted in accordance with the performance of the Hypothetical Investment Options chosen by the Participant. Any cash earnings generated under a Hypothetical Investment Option (such as interest and cash dividends and distributions) shall be deemed to be reinvested in that Hypothetical Investment Option. All notional acquisitions and dispositions of Hypothetical Investment Options which occur within a Participant’s Variable Earnings Account, pursuant to the terms of the Plan, shall be deemed to occur at such times as the Plan Administrator shall determine to be administratively feasible in its sole discretion and the Participant’s Variable Earnings Account shall be adjusted accordingly. In the event of a Change in Control, the practices and procedures for determining any Earnings credited to any Participants’ Variable Earnings Accounts following a Change in Control shall be made in a manner no less favorable to Participants than the practices and procedures employed under the Plan, or otherwise in effect, as of the date of the Change in Control.

SECTION 5. RESTRICTIONS

        The Participants shall have only those rights in respect of the amounts credited to their Accounts specifically set forth herein.

        No Participant may, prior to the distribution of funds pursuant to Section 6, sell, assign, transfer, distribute, pledge as collateral for a loan or as security for the performance of any obligation, exchange or otherwise dispose of any interest in the amounts credited to that Participant’s Accounts.

        The amounts credited to the Accounts shall remain assets of NS until distributed to Participants pursuant to Section 6.

SECTION 6. DISTRIBUTION

        (a) Fixed Interest Account. Except as otherwise provided in Section 7, distributions of the amounts credited to a Participant's Fixed Interest Account shall be made in ten annual cash installments beginning with the first day of the calendar year immediately following the year when a Participant ceases to be an NS director by retirement or otherwise.

(a)Variable Earnings Account. No later than the Election Deadline for each calendar year’s deferrals, a Participant may elect one of the two distribution options described in this Section 6(b) for amounts credited to the Variable Earnings Account. If a Participant fails to elect the time and form of distribution for a particular calendar year’s deferrals by the Election Deadline, the Participant shall be deemed to have made the same distribution election as he last made for a calendar year’s deferrals. If the Participant has never elected the time and form of distribution of his deferral, the Participant’s distribution will be made in one lump sum after the Participant experiences a “separation from service” within the meaning of section 409A of the Code and the regulations thereunder for a reason other than the Participant’s death (a “Separation From Service”).

        The Participant must elect to have the benefit distributed either (i) beginning with the first day of the calendar year immediately following the year when the Participant experiences a Separation From Service, or (ii) upon the earlier of the Participant’s

Separation From Service or a specified date at least five (5) years but not more than fifteen (15) years after the calendar year in which the deferred amount is earned (“Specified Date”). If the Participant elects to receive the benefit upon Separation from Service, he may elect to have the benefit distributed to him in one lump sum or in annual installment payments that are distributed over a period of five (5), ten (10), or fifteen (15) years. The amount of each annual installment payment shall be determined by dividing the balance credited to the Participant’s Variable Earnings Account on each payment date by the number of installments remaining. For purposes of Section 409A of the Code, a series of installment payments will be considered a single payment. Any benefit which a Participant elects to receive on the earlier of Separation from Service or a Specified Date will be distributed in one lump sum.

        For each calendar year’s deferrals for which the Participant elected to have the benefit distributed on a Specified Date, the Participant shall be paid the amount in the Account for that calendar year’s deferrals on the first day on or after the date selected or, if the Participant’s Separation From Service is earlier than the Specified Date, on the first day following the date of the Separation From Service.

        For a Participant who did not elect distribution on a Specified Date, the Participant shall be paid on the first day of the calendar year following the date the Participant experiences a Separation From Service, the amount in the Variable Earnings Account which is attributable to deferrals for which the Participant elected a lump sum distribution.

        For distributions other than lump sum distributions, payments shall commence on the first day of the calendar year following the date the Participant experiences a Separation From Service and shall be made in installments on the first day of each year thereafter for each applicable deferral based on the distribution elections made by the Participant. The annual installment payment for each applicable deferral shall be an amount equal to the remaining balance in the Participant’s Account for that deferral, valued at the end of the calendar year preceding the installment payment, divided by the remaining number of annual payments not yet distributed for that deferral.

(b)Death of the Participant. The Participant may designate a beneficiary or beneficiaries who shall receive a distribution of funds pursuant to this Section 6 in the event of the Participant’s death. In the absence of such designation, or if the beneficiary predeceases the Participant, the beneficiary shall be the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, the Participant’s estate. In order to be effective, a Participant's designation of a beneficiary must be on file with NS before the Participant's death. Any such designation may be revoked and a new designation submitted by the Participant at any time before his death without the consent of the previously designated beneficiary.

        Upon the death of a Participant prior to the expiration of the period during which the deferred amounts are payable, the balance of the deferred fees and Earnings credited to the Fixed Interest Account and Variable Earnings Account shall be payable to the beneficiary or beneficiaries in full on the first day of the calendar year following the year in which the Participant dies.

        (d) Administrative Adjustments in Payment Date. A payment under Section 6(b) or 6(c) is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (i) in the same calendar year (for a payment whose specified due date is on or before September 30), or (ii) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1). A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan. A Participant or beneficiary may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this paragraph.

        (e) Emergency Hardship Distribution. A Participant who ceased to be a Non-Employee Director before October 3, 2014, may request to withdraw all or any portion of the Participants’ Accounts for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152 of the Internal Revenue Code, without regard to section 152(b)(1), (b)(2) or (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Corporation’s chief administrative officer will have the sole and absolute discretion and authority to determine the extent to which a distribution is permissible under this paragraph.

SECTION 7. CHANGE IN CONTROL

        If, on the date of a Change in Control (as defined herein) or a 409A Change in Control (as defined herein), a Participant who was serving as a Non-Employee Director of NS on the day immediately preceding the date of the Change in Control or 409A Change in Control experiences a Separation From Service, then, notwithstanding the provisions of Section 6, such Participant shall receive the following:

        (a) For the Fixed Interest Account, a lump-sum cash payment equal to the present value on the Participant’s last day of service as a Non-Employee Director, using a discount rate of 4.5 percent, of any stream of installment payments that the Participant would have received had the Participant served as a Non-Employee Director until the latest date permitted under the Retirement Policy for Non-Employee Directors as in effect on the day before the Change in Control; and

(b)For the Variable Earnings Account, in the event of a 409A Change in Control, a lump-sum cash payment equal to the present value on the Participant’s last day of services as a Non-Employee Director, using a discount rate of 4.5 percent. The present value will be calculated assuming that the Participant would have served as a Non-Employee Director until the latest date permitted under the Retirement Policy for Non-Employee Directors as in effect on the day before the Change in Control, and the projected Earnings used to determine such present value will be calculated in accordance with the Interest rate specified in Section 4(a) based on the Participant’s age immediately preceding the date of a Change in Control and applied to the Participant’s Variable Earnings Account balance on such date. In the event of a Change in Control that is not a 409A Change in Control, the benefit shall be calculated as described above except that any portion of the Participant’s deferred compensation benefit that is not a Grandfathered Benefit under Section 15, exclusive of any projected Earnings as described in this section, shall be paid at the time and in the form the benefit would have been paid absent a Change in Control.

        Any payment made pursuant to this Section 7 will be in full satisfaction of all amounts credited to the Participant’s Accounts.

        A Change in Control shall occur upon any of the following circumstances or events:

        (i) NS consummates a merger or other similar control-type transaction or transactions (however denominated or effectuated) with another corporation or other entity (Combination), and immediately thereafter less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or entity is held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of NS directors (Voting Stock);

 (ii) NS consummates any stockholder-approved consolidation or dissolution (however denominated or effectuated) pursuant to a recommendation of the Board;

 (iii) At any time, Continuing Directors (as herein defined) shall not constitute a majority of the members of the Board (“Continuing Director” means (i) each individual who has been a director of NS for at least twenty-four (24) consecutive months before such time and (ii) each individual who was nominated or elected to be a director of NS by at least two-thirds (2/3) of the Continuing Directors at the time of such nomination or election); or

        (iv) NS sells all or substantially all of its assets to any other corporation or other entity, and less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such sale.

A Change in Control under Section 409A of the Code (a “409A Change in Control”) shall occur upon any of the following circumstances or events:

        (i)  A person, or more than one person acting as a group, acquires ownership of stock of NS that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of NS;

        (ii) A person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of NS possessing thirty percent (30%) or more of the total voting power of NS;

 (iii) Continuing Directors (as herein defined) no longer constitute a majority of the members of the Board (“Continuing Director” means (i) each individual who has been a director of NS for at least twelve (12) consecutive months before such time and (ii) each individual who was nominated or elected to be a director of NS by at least a majority of the directors at the time of such nomination or election); or

        (iv)  A person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from NS that have a total gross fair market value equal to forty percent (40%) or more of the total gross fair market value of all of the assets of NS immediately before such acquisition.

For purposes of a 409A Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with NS. The definition of a 409A Change in Control shall be interpreted and applied in a manner consistent with section 409A of the Code.

SECTION 8. RECALCULATION EVENTS

        NS' commitment to accrue and pay Interest and Earnings as provided in Section 4 is facilitated by the purchase of corporate-owned life insurance purchased on the lives of eligible Participants. If the Board, in its sole discretion, determines that any change whatsoever in Federal, State or local law, or in its application or interpretation, has materially affected, or will materially affect, the ability of NS to recover the cost of providing the benefits otherwise payable under the Plan, then, if the Board so elects, a Recalculation Event shall be deemed to have occurred. If a Recalculation Event occurs, then Interest and/or Earnings shall be recalculated and restated using a lower rate of Interest and/or Earnings determined by the Board, but which shall be not less than one-half (1/2) the rate of Earnings provided for in Section 4(b) or one-half (1/2) the rate of Interest provided in Section 4(a), as applicable.

SECTION 9. AMENDMENTS

        The Board in its sole discretion may at any time modify or amend any provisions of the Plan, or suspend or terminate the Plan. However, except as otherwise provided in Section 8, no modification, amendment, suspension or termination of the Plan may, without the Participant’s consent, apply to or affect the rights of a Participant in respect of amounts credited to the Participant’s Account for any month ended prior to the effective date of that modification, amendment, suspension or termination. In no event shall a termination of the Plan accelerate the distribution of amounts deferred under the Plan in calendar year 2005 and succeeding years, except to the extent permitted in regulations or other guidance under section 409A of the Code and expressly provided in the resolution terminating the Plan.

SECTION 10. NATURE AND SOURCE OF PAYMENTS

        The obligation to make payments hereunder with respect to each Participant shall constitute a liability of NS to the Participant and any beneficiaries in accordance with the terms of the Plan. NS may establish one or more grantor trusts within the United States to which NS may transfer such assets as NS determines in its sole discretion to assist NS to accumulate assets that can be used to pay benefits under the Plan. While NS generally reserves the right to establish or fund any such grantor trust at any time, it shall not fund such trust in connection with a change in NS’ financial health to the extent that such funding would not comply with the requirements of section 409A of the Code. The provisions of the Plan shall govern the rights of NS, Participants and the creditors of NS to the assets transferred to the trust. NS’ obligations under the Plan may be satisfied with trust assets distributed pursuant to the terms of the trust, and any such distribution shall reduce NS’ obligations under this Plan.

        Participants and beneficiaries shall stand in the position of unsecured creditors of NS, and all rights hereunder and under any trust are subject to the claims of creditors of NS.

SECTION 11. EXPENSES OF ADMINISTERING PLAN

        All expenses of administering the Plan shall be borne by NS, and no part thereof shall be charged against the benefit of any Participant, except the costs of the Hypothetical Investment Options in the Variable Earnings Account, which shall be charged against the value of deferrals measured against those funds.

SECTION 12. FACILITY OF PAYMENT

        If the Board shall find that any individual to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident or is a minor or other person under legal disability, any payment due such individual (unless a prior claim for such payment shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister of such individual, or to any other person deemed by the Board to have incurred expenses of such individual, in such manner and proportions as the Board may determine. Any such payment shall be a complete discharge of the liabilities of NS with respect thereto under the Plan.

SECTION 13. CONTINUED SERVICE

        Nothing contained herein or in a deferral agreement shall be construed as conferring upon any Participant the right nor imposing upon the Participant the obligation to continue in the service of NS in any capacity.

SECTION 14. DISPUTED QUESTIONS

        Any disputed question arising under the Plan, including questions of construction and interpretation, shall be determined conclusively and finally by the Board.

SECTION 15. EFFECTIVE DATE

        The Plan became effective on June 1, 1982, and was last amended effective December 1, 2019. The Plan, as hereby amended and restated, is effective with respect to amounts that were not earned and vested (within the meaning of section 409A of the Code) before January 1, 2005, and any earnings on such amounts.

Amounts earned and vested (within the meaning of section 409A of the Code) before January 1, 2005, and earnings on such amounts (collectively, “Grandfathered Amounts”), remain subject to the terms of the Plan as in effect on October 3, 2004; provided, however, that Participants who ceased to be Non-Employee Directors before October 3, 2014, shall not have Grandfathered Amounts after October 2, 2014. For recordkeeping purposes, the Company will account separately for Grandfathered Amounts.

SECTION 16. INTERNAL REVENUE CODE SECTION 409A

        The Plan is intended, and shall be construed, to comply with the requirements of section 409A of the Code. NS does not warrant that the Plan will comply with section 409A of the Code with respect to any Participant or with respect to any payment, however. In no event shall NS, its officers, directors, employees, parents, subsidiaries, or affiliates be liable for any additional tax, interest, or penalty incurred by a Participant or beneficiary as a result of the Plan’s failure to satisfy the requirements of section 409A of the Code, or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.